SUB-ADVISORY AGREEMENT

THIS SUB-ADVISORY AGREEMENT (the “Agreement”) is made and entered into as of December 3, 2020, by and between Simplify Asset Management Inc. (the “Adviser”), a New York corporation registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), Simplify Exchange Traded Funds, a Delaware statutory trust (the “Trust”), and Volt Equity LLC (the “Sub-Adviser” and together with the Trust and Adviser the “Parties”), a Delaware limited liability company registered under the Advisers Act, with respect to the Simplify Volt RoboCar Disruption ETF, Simplify Volt Pop Culture Disruption ETF, Simplify Volt Fintech Disruption ETF, and Simplify Volt Cloud and Cybersecurity Disruption ETF (each a “Fund” and collectively the “Funds” ), each a series of Simplify Exchange Traded Funds, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser has been retained to act as investment adviser for the Funds pursuant to an Investment Advisory Agreement with the Trust effective as of November 23, 2020 (the “Advisory Agreement”);

WHEREAS, the Advisory Agreement permits the Adviser to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, the Adviser desires to retain the Sub-Adviser to assist it in the provision of a continuous investment program for each Fund’s assets, and the Sub-Adviser is willing to render such services subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties agree:

Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to provide investment advisory services to the Funds for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees (the “Board”) of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Adviser or the Trust.

Sub-Adviser's Duties. Subject to the general supervision of the Board and the Adviser, the Sub-Adviser shall, either on a discretionary and/or non-discretionary basis, manage the investment operations of each Fund and the composition of the portfolio of securities and investments (including cash) belonging to each Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with each Fund’s investment objective, policies and restrictions as stated in the Funds’ then-current Prospectus and Statement of Additional Information (collectively, the "Prospectus") and subject to the following understandings:

(a)	The Sub-Adviser shall furnish a continuous investment program for each Fund and determine from time to time what investments or securities will be purchased, retained or sold by each Fund and what portion of the assets belonging to each Fund will be invested or held un-invested as cash;

(b)	[Reserved]

(c)	The Sub-Adviser, in the performance of its duties and obligations under this agreement for each Fund, shall act in conformity with the Trust's declaration of trust, its by-laws and the Fund's prospectus and with the reasonable instructions and directions of the Board and the Adviser, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

(d)	The Sub-Adviser may determine the securities to be purchased or sold by each Fund and may place portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to paragraph heading: Execution of Purchase and Sale Orders below;

(e)	The Sub-Adviser shall maintain books and records of all recommendations made pursuant to this Agreement and to the extent is given discretionary authority with respect to the securities transactions of the Funds and shall render to the Adviser and the Board such periodic and special reports as the Adviser or the Board may reasonably request;

(f)	The Sub-Adviser shall provide the Trust's custodian and fund accountant on each business day with information about each Fund’s securities transactions, and with such other information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian;

(g)	The Sub-Adviser shall respond promptly to any request from the Adviser or each Fund’s accountant for assistance in obtaining price sources for securities held by a Fund or determining a price when a price source is not available, and promptly review the prices used by each Fund’s accountant to determine net asset value and advise each Fund’s accountant promptly if any price appears to be incorrect. The final price of any security will be determined in accordance with the Trust’s fair value procedures;

(h)	The Sub-Adviser shall not be responsible for: (i) directing the manner in which proxies solicited by issuers of securities beneficially owned by each Fund shall be voted, and (ii) making any elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to the securities held by each Fund;

(i)	The Sub-Adviser hereby represents that it has adopted a written code of ethics complying with the requirements of rule 17j-1 under the 1940 Act and will provide the Adviser and the Trust with a copy of the code and evidence of its adoption. Within 45 days of the last calendar quarter of each year while this agreement is in effect, the Sub-Adviser shall provide to the Board a written report that describes any issues arising under the code of ethics since the last report to the Board, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and which certifies that the Sub-Adviser has adopted procedures reasonably necessary to prevent access persons (as that term is defined in rule 17j-1) from violating the code;

(j)	The Sub-Adviser agrees to maintain adequate compliance procedures reasonably designed to ensure its compliance in all material respects with the 1940 Act, the Advisers Act and other applicable federal and state regulations. The Sub-Adviser shall provide to the Trust's chief compliance officer an annual written report regarding the sub-adviser's compliance program.

(k)	The Adviser has delivered to the Sub-Adviser copies of (i) the Trust’s Declaration of Trust and Bylaws, (ii) the Trust’s Registration Statement, all exhibits thereto, and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the 1940 Act, (iii) the Trust’s current Prospectuses and Statements of Additional Information of each Fund (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), and (iv) all procedures adopted by the Trust with respect to each Fund (i.e., repurchase agreement procedures). The Trust shall deliver to the Sub-Adviser (a) a certified copy of the resolution of the Board appointing the Sub-Adviser and authorizing the execution and delivery of this Agreement, (b) a copy of all proxy statements and related materials relating to each Fund, and (c) any other documents, materials or information that the Sub-Adviser shall reasonably request to enable it to perform its duties pursuant to this Agreement or to comply with applicable laws. The Sub-Adviser may disclose only that portion of the information which is advised by legal counsel that is required by law to be disclosed. The Adviser shall furnish, to the extent practicable, to the Sub-Adviser a copy of each amendment of or supplement to the foregoing reasonably in advance of the adoption of each amendment or supplement.

(l)	The Sub-Adviser has delivered to the Adviser and the Trust (i) a copy of its Form ADV as most recently filed with the SEC. The Sub-Adviser shall promptly furnish the Adviser and Trust with all amendments of or supplements to the foregoing at least annually.

The Parties agree that the duties and liabilities under this Agreement related to the execution of securities transactions for any Fund will only apply to the Sub-Adviser to the extent the Sub-Adviser exercises discretionary authority over such portfolio or portion thereof.

Custodian. The assets of a Fund shall be held by an independent custodian, not by the Adviser or Sub-Adviser. The Sub-Adviser is authorized to give instructions to the custodian with respect to all investment decisions regarding the Funds and the custodian is authorized and directed to effect transactions for each Fund and otherwise take such actions as the Sub-Adviser shall reasonably direct in connection with the performance of the Sub-Adviser 's obligations with respect to the Funds.

Risk Acknowledgment. The Trust and Adviser shall expect of the Sub-Adviser, and the Sub-Adviser will give the Trust and Adviser the benefit of, the Sub-Adviser's best judgment and efforts in rendering its services hereunder. The Sub-Adviser shall not be liable to the Adviser or the Trust hereunder for any mistake of judgment or in any event whatsoever, provided that nothing herein shall be deemed to protect, or purport to protect, the Sub-Adviser against any liability to the Adviser or the Trust to which the Sub-Adviser would otherwise be subject by reason of willful misfeasance or gross negligence in the performance of the Sub-Adviser's duties hereunder.

(m)	The Sub-Adviser shall not be liable to the Adviser or the Trust for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to a Fund that the Sub-Adviser reasonably believes were made by a duly authorized officer of the Adviser or the Trust, (ii) the written advice of counsel to the Trust, and (iii) any written instruction or certified copy of any resolution of the Board.

(n)	The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails (including electronic), transportation, communication or power supply.

Directions to the Sub-Adviser. Adviser will be responsible for forwarding Adviser and/or Trust directions, notices and instructions to Sub-Adviser, in writing, which shall be effective upon receipt by the Sub-Adviser. The Sub-Adviser shall be fully protected in relying upon any such direction, notice, or instruction until it has been duly advised in writing of changes therein.

Execution of Purchase and Sale Orders. In connection with purchases or sales of portfolio securities for the account of the Funds, the Sub-Adviser may arrange for the placing of all orders for the purchase and sale of portfolio securities for the account with brokers or dealers selected by the Sub-Adviser, subject to review of this selection by the Board from time to time. The Sub-Adviser may be responsible for the negotiation and the allocation of principal business and portfolio brokerage. In the selection of such brokers or dealers and the placing of such orders, the Sub-Adviser will at all times seek, for the Funds the best qualitative execution, taking into account such factors the Sub-Adviser deems relevant, which may include price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer.

The Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. In seeking best qualitative execution, the Sub-Adviser is authorized to select brokers or dealers who also provide brokerage and research services to the Funds and/or the other accounts over which it exercises investment discretion. The Sub-Adviser is authorized to pay a broker or dealer who provides such brokerage and research services a commission for executing each Fund’s portfolio transaction that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer. The determination may be viewed in terms of either a particular transaction or the Sub-Adviser's overall responsibilities with respect to the Funds and to accounts over which the Sub-Adviser exercises investment discretion. The Trust and the Sub-Adviser understand and acknowledge that, although the information may be useful to the Funds and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by each Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to each Fund. The Sub-Adviser may not give consideration to sales of shares of each Fund as a factor in the selection of brokers and dealers to execute Fund portfolio transactions.

Subject to the provisions of the 1940 Act, and other applicable law, the Sub-Adviser, any of its affiliates or any affiliates of its affiliates may retain compensation in connection with effecting a Fund's portfolio transactions, including transactions effected through others. If any occasion should arise in which the Sub-Adviser gives any advice to clients of the Sub-Adviser concerning the shares of a Fund, the Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of a Fund.

Books and Records. The Sub-Adviser shall keep the Trust's books and records required to be maintained by this Agreement. The Sub-Adviser agrees that all records that it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. To the extent that such records contain the Sub-Adviser’s proprietary information, the Trust agrees to safeguard such information and not disclose such information to any third party except pursuant to applicable law, regulation, regulatory guidance, government request, or legal process. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act. Upon request, Adviser shall provide Sub-Adviser with commercially reasonable records and information as Adviser may access regarding a Fund.

Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will retain responsibility for expenses incurred by it in connection with the performance of its services under this Agreement other than the cost of securities, brokerage commissions, custodian fees, auditor's fees, taxes, interest, expenses that are undertaken by the Adviser or the Trust and other expenses related to the operation of the Trust or a Fund.

Compensation of the Sub-Adviser. For the services provided and the expenses borne by the Sub-Adviser pursuant to the Agreement, the Adviser will pay monthly the Sub-Adviser a sub-advisory fee as set forth on Exhibit A hereto. Payment of this compensation shall be the responsibility of the Adviser and shall not be an obligation of the Trust. If the Sub-Adviser is terminated as specified in this agreement, then the compensation to the Sub-Adviser shall be prorated.

Liability. Neither the Sub-Adviser nor its shareholders, members, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance or gross negligence on its part in the performance of its duties under this Agreement.

Any person, even though also a director, officer, employee, shareholder, member or agent of the Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder, member or agent of the Sub-Adviser, or one under the Sub-Adviser's control or direction, even though paid by the Sub-Adviser.

Duration and Termination. The term of this Agreement shall begin as of the day the Sub-Adviser begins providing investment management services to a Fund and, unless sooner terminated as hereinafter provided, shall continue in effect for a period of two years. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually (a) by a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund or by vote of the Trust's Board, cast in person at a meeting called for the purpose of voting on such approval, and (b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall furnish to the Adviser and the Trust, promptly upon their request, such information as may reasonably be necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

This Agreement may be terminated at any time on at least 60 days’ prior written notice to the Sub-Adviser, without the payment of any penalty, (i) by vote of the Board, (ii) by the Adviser for Cause (defined below), (iii) by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund, or (iv) in accordance with the terms of any exemptive order obtained by the Trust or a Fund under Section 6(c) of the 1940 Act, exempting the Trust or a Fund from Section 15(a) and Rule 18f-2 under the 1940 Act. The Sub-Adviser may terminate this Agreement at any time, without the payment of any penalty, on at least 60 days' prior written notice to the Adviser and the Trust. Termination of this Agreement and/or the services of the Sub-Adviser will not affect (i) the validity of any action previously taken by Sub-Adviser under this Agreement; (ii) liabilities or obligations of the parties for transactions initiated before termination of this Agreement; or (iii) a Fund’s obligation to pay advisory fees to Adviser. If this Agreement is terminated by the Adviser or Sub-Adviser, Sub-Adviser will have no further obligation to take any action subsequent to termination with respect to a Fund except as may be reasonably required pursuant to the notice of termination and in furtherance of its role as a fiduciary in order to facilitate an orderly transition of the management of a Fund. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

“Cause,” as used in the preceding paragraph, means Sub-Adviser’s or its manager’s: (1) illegal conduct, willful misconduct, or fraud in connection with the performance of Sub-Adviser’s duties to the Adviser, the Funds, or the Trust; (2) conviction or a plea of nolo contendere (or the equivalent) to a felony involving the securities business, any crime involving moral turpitude, any felony or misdemeanor involving conduct described in Section 203(e)(2)(A)-(D) of the Advisers Act, or of any of the conduct specified in paragraphs (1), (5) or (6) of Section 203(e) of the Advisers Act; or (3) subjection to a Securities and Exchange Commission order issued under Sections 203(f) or 203(e)(3) or (4) of the Advisers Act.

Exclusivity. Sub-Adviser, its officers, employees, and agents, may have or take the same or similar positions in specific investments for their own accounts, or for the accounts of other clients, as the Sub-Adviser does for a Fund. Adviser expressly acknowledges and understands that Sub-Adviser shall be free to render investment advice to others and that Sub-Adviser does not make its investment management services available exclusively to Adviser or a Fund. Nothing in this Agreement shall impose upon the Sub-Adviser any obligation to purchase or sell, or to recommend for purchase or sale, for a Fund any security which the Sub-Adviser, its principals, affiliates or employees, may purchase or sell for their own accounts or for the account of any other client, if in the reasonable opinion of the Sub-Adviser such investment would be unsuitable for a Fund or if the Sub-Adviser determines in the best interest of a Fund such purchase or sale would be impractical. Except to the extent necessary to perform its obligations hereunder, and notwithstanding the limitations of section (b), below, nothing herein shall be deemed to limit or restrict the Sub-Adviser's right, or the right of any of the Sub-Adviser's directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

The Parties agree that during the term of this Agreement, neither Adviser shall serve as investment adviser to another registered investment company managed in a similar style to a Fund, nor shall Sub-Adviser serve as investment adviser or investment sub-adviser to another registered investment company managed in a similar style to a Fund. The Parties may waive this limitation by mutual agreement.

Good Standing. Adviser and Sub-Adviser hereby warrant and represent that they are the investment advisers in good standing that their respective regulatory filings are current and accurately reflect their advisory operations, and that they are in compliance with applicable state and federal rules and regulations pertaining to investment advisers. In addition, Adviser and Sub-Adviser further warrant and represent (as of the date hereof and continuing during the term of this Agreement) that neither is (nor any of their respective Associated Persons are) subject to any statutory disqualification set forth in Sections 203(e) and 203(f) of the Advisers Act (or any successor Advisers Act sections or rules), nor are they currently the subject of any investigation or proceeding which could result in statutory disqualification. Adviser and Sub-Adviser acknowledge that their respective obligations to advise the other with respect to these representations shall be continuing and ongoing, and should any representation change for any reason, each warrants to advise the other immediately, together with providing the corresponding pertinent facts and circumstances.

Amendment. This Agreement may be amended by mutual consent of the Adviser and the Sub-Adviser, provided the Trust approves the amendment (i) by vote of a majority of the Trustees of the Trust, including Trustees who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of a Fund affected by such amendment.

Privacy Notice/Confidentiality. The Adviser and Sub-Adviser acknowledge prior receipt of the other’s Privacy Notice and Policy. Adviser and Sub-Adviser agree to safeguard all information pertaining to a Fund consistent with the requirements of applicable state and federal privacy statutes pertaining to registered investment advisers.

Notice. Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, shall be signed by or on behalf of the party giving the notice and shall be mailed by first class or express mail, or sent by courier or facsimile with confirmation of transmission to the other party at the addresses or facsimile numbers specified on page 1 or to such other address as a party may from time to time specify to the other party by such notice hereunder. Any such notice shall be deemed duly given when delivered at such address.

Arbitration. Subject to the conditions and exceptions noted below, and to the extent not inconsistent with applicable law, in the event of any dispute pertaining to this Agreement, Sub-Adviser and Adviser agree to submit the dispute to arbitration in accordance with the auspices and rules of the American Arbitration Association ("AAA"), provided that the AAA accepts jurisdiction. Sub-Adviser and Adviser understand that such arbitration shall be final and binding, and that by agreeing to arbitration, Adviser and Sub-Adviser are waiving their respective rights to seek remedies in court, including the right to a jury trial.

Indemnification. Adviser and Sub-Adviser agree to defend, indemnify and hold harmless the other and each of their respective officers, directors, members, employees, and/or agents from any and all claims, losses, damages, liabilities, costs and/or expenses directly resulting from and to the extent of the other’s gross negligence, willful misconduct, or fraud. Notwithstanding anything in this Agreement to the contrary and to the fullest extent permitted by law, in no event shall the aggregate liability under this Agreement of Adviser or Sub-Adviser (and each of their respective officers, directors, members, employees, and/or agents) to the other exceed the amount of the total Sub-Advisory Fees (listed in Exhibit A) paid to Sub-Adviser in the one (1) year period preceding the date such liability first arose. Adviser’s and Sub-Adviser’s obligations under this paragraph shall survive the termination of this Agreement.

Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Binding Effect. Each of the undersigned expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated and that his signature will operate to bind the party indicated to the foregoing terms.

Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto or otherwise affect their construction or effect.

Change of Control. The Sub-Adviser shall notify Adviser and the Trust in writing at least 60 days in advance of any change of control, as defined in Section 2(a)(9) of the 1940 Act, as will enable the Trust to consider whether an assignment, as defined in Section 2(a)(4) of the 1940 Act, would occur.

Entire Agreement. This Agreement, together with all exhibits, attachments and appendices and any separate agreement between the Parties contemplated by Section 6 relating to expense sharing, contains the entire understanding and agreement of the Parties with respect to the subject matter hereof.

Other Business. Except as set forth above, nothing in this Agreement shall limit or restrict the right of any of the Sub-Adviser's directors, officers or employees who may also be a trustee, officer, partner or employee of the Trust to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their officers designated below as of the date and year first above written.

TRUST:

Simplify Exchange Traded Funds

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	Chairman

ADVISER:

Simplify Asset Management Inc.

By:	/s/ Paul Kim
Name:	Paul Kim
Title:	President

SUB-ADVISER:

Volt Equity LLC

By:	/s/ Tad Park
Name:	Tad Park
Title:	President

Exhibit A

NAME OF FUND	ANNUAL SUB-ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Simplify Volt RoboCar Disruption and Tech ETF	0.50%
Simplify Volt Pop Culture Disruption ETF	0.50%
Simplify Volt Fintech Disruption ETF	0.50%
Simplify Volt Cloud and Cybersecurity Disruption ETF	0.50%